EXHIBIT 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT
BETWEEN WHITESTONE REIT AND DAVID K. HOLEMAN

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into effective as of February 10, 2021 by WHITESTONE REIT, a Maryland real estate investment trust (the “Company”) and DAVID K. HOLEMAN, 8206 Kimstone Lane, Spring, Texas, 77379 (“Holeman”). The Company and Holeman are sometimes collectively referred to herein as the “Parties”.

RECITALS

A. The Parties entered into an Employment Agreement Between the Company and Holeman the 29th day of August 2014 (the “Agreement”).

B. The compensation committee (“Compensation Committee”) of the Whitestone REIT board of trustees has determined that it is in its best interest to provide Holeman with retention and termination benefits under certain terms and conditions.

C. The Parties wish to amend the Agreement in certain respects.

NOW, THEREFORE, by the terms of this Amendment, the Parties desire to amend the Agreement, subject to the terms and modifications reflected below.

AMENDMENT

1.Section 3 – Base Salary and Plan Compensation.

a.The base salary reflected in subsection 3(a) shall be revised to read “$375,000 per year”.

b.A new subsection (c) shall be added to Section 3 to read in its entirety as follows:

“(c) Holeman, in addition to other amounts outlined in this Section 3, shall be entitled to receive the following retention award payment. In the event Holeman is employed with Company on December 31, 2024, Holeman is entitled to a single, lump-sum payment in the amount of $375,000 (the “Retention Payment”), payable on March 15, 2025 (the “Retention Date”). Alternatively, in the event of a Change in Control or Holeman’s employment hereunder is terminated by the Company without Cause, by Holeman for Good Reason, or due to Holeman’s death or becoming Disabled prior to December 31, 2024 (each a “Retention Trigger”), Holeman is entitled to receive the Retention Payment within sixty (60) days of the Retention Trigger. In the event Holeman’s employment hereunder is terminated (other than due to a Retention Trigger) prior to the Retention Date, the Retention Payment shall be forfeited, and no amount shall be payable pursuant to this Section 3(c).

2.Section 8 – Payments upon Termination. Subsection (b)(i) shall be revised to add the following sentence to the end:

“For the 2021 calendar year, an amount equal to $375,000 shall be added to the Annual Base Compensation for purposes of calculating any payment to be made hereunder.”

3.No Other Modifications. All other terms of the Agreement remain the same. Subject to the modification of the Agreement by this Amendment, the Agreement is ratified, affirmed, reinstated and shall remain in full force and effect.

4.Transmission of Signatures. Signatures to this Amendment may be transmitted by facsimile and by the E-Mail transmission of .pdf files containing the executed signature pages to this Amendment, and such signatures shall be deemed to be originals.

IN WITNESS WHEREOF, the Company and Holeman have signed this Agreement as of the date first above written.
COMPANY:

By: /s/ James C. Mastandrea
James C. Mastandrea
Chairman and Chief Executive Officer

HOLEMAN:

/s/ David K. Holeman
David K. Holeman